Exhibit 10.7

INGENIO PAY PER CALL® ADVERTISING DISTRIBUTION AGREEMENT

Ingenio, Inc., a Delaware corporation, with its principal place of business at 100 California Street, Suite 400, San Francisco, CA 94111 ("Ingenio") and Upsnap, Inc. with its principal place of business at 134 Jackson Street, Suite 203, PO Box 2399, Davidson, NC 28036 ("COMPANY" together with Ingenio, the "Parties") hereby enter into the agreement set forth herein ("Pay Per Call Advertising Distribution Agreement" or "Agreement"), effective as of March 9, 2006 (the "Effective Date"). All capitalized terms not otherwise defined herein, shall have the meaning attributed to them on Exhibit A attached hereto and incorporated by this reference.

1.    Services.

1.1    Pay Per Call Advertising Service.  The pay per call advertising service is an information service provided by Ingenio to COMPANY under which Subscribing Advertisers pay a Successful Call Fee for each call that they receive on an Ingenio Toll-Free Number ("Pay Per Call Advertising Service").

1.2    Distribution and Display of Pay Per Call Listings.  Under this Agreement, COMPANY will have the right to request Ingenio to supply Pay Per Call Listings for display on the following COMPANY mobile service 27627 (the "COMPANY website(s)"). COMPANY may make such requests and Ingenio will supply such listings in accordance with the then current terms of Ingenio's Pay Per Call Advertising Network Program (the "Network Program") provided to you by Ingenio. Updates to the Network Program may be sent to Company from time to time and the Company will have a reasonable time to comply with any new requirements. Pay Per Call Listings will be displayed on the COMPANY website(s) such that visitors to the COMPANY website(s) may call Subscribing Advertisers. Ingenio has the right to reject any affiliates at any time that Ingenio deems inappropriate for Pay Per Call.

1.3    Launch Date.  The Parties will use commercially reasonable efforts to display Pay Per Call Listings on the COMPANY website(s) within sixty (60) days following the Effective Date of this Agreement (the "Pay Per Call Listings Launch Date").

2.    COMPANY's Obligations.

COMPANY shall be solely responsible to: (i) prominently promote Pay Per Call Listings and utilize best practices (e.g., show your ads above the fold, place ads on highly trafficked pages, place ads within search results if available) on the COMPANY website(s), and (ii) display listings in accordance with the Network Program. COMPANY agrees to comply with the specifications provided by Ingenio to enable proper delivery, display, tracking, and reporting of Pay Per Call Listings in connection with COMPANY website(s), including without limitation by not modifying the API or other programming provided to COMPANY by Ingenio in any way, unless expressly authorized in writing by Ingenio.

3.    Ingenio's Obligations.

Ingenio shall be solely responsible to: (i) operate, maintain and make available to COMPANY Pay Per Call Advertising Service, including the provision and hosting of the telephony infrastructure and transactions; (ii) supply to Company Pay Per Call Listings for display on the COMPANY website(s); and (iii) bill each Subscribing Advertiser an agreed upon amount for each call that such Subscribing Advertiser receives on their Ingenio Toll-Free Number.

4.    Revenue Share and Payment Terms.

4.1    Pricing.  Net Revenue share to COMPANY shall receive 70% of the Net Revenue received for Successful Calls generated by Ingenio Advertising Network Subscribing Advertisers on COMPANY.

4.2    General Pavment Terms.  Ingenio will calculate all fees due to COMPANY on a monthly basis and provide a report to COMPANY detailing fees owed within 30 days following the end of each calendar month. If COMPANY's unpaid cumulative quarterly fees exceed $250 in any given month then Ingenio will pay COMPANY the cumulative amount within 30 days following the end the month. If COMPANY's unpaid, cumulative monthly fees are less than $250 such unpaid fees will be rolled to the following month. If this Agreement is terminated, all fees due at the time of termination will be paid within thirty (30) days following termination.

4.3    Reporting.   Ingenio will provide COMPANY with Pay Per Call Advertising Service standard reports that will include information about Successful Calls made by Calling Customers to Subscribing Advertisers through Ingenio's Toll-Free Number(s). This information may include call counts, duration of calls, date of calls, revenue earned, and other relevant data.

4.4    Audit.  Ingenio shall keep records for one year from the date of recording the item or activity. Upon thirty (30) days' written notice, not more than once during any twelve (12) month period, COMPANY may, on reasonable notice by appointment during normal business hours, cause an independent auditor to inspect the records reasonably related to the calculation of revenues, costs and payments due to COMPANY, for the purpose of verifying payments under this Agreement. The independent accredited auditor shall have a non-disclosure agreement with Ingenio. The Auditor shall share with COMPANY only the results of the Audit conducted and will not share any of the data reviewed in the conduct of the Audit. If the amounts actually paid by Ingenio to COMPANY are determined to be less than the appropriate amount payable under the terms of this Agreement, Ingenio shall pay to COMPANY the amount of any such underpayment. Any audit shall be conducted at COMPANY's sole cost and expense, except that, if an examination of Ingenio' books and/or records reveals a deficiency in amounts paid to COMPANY of ten (10%) percent or more of the total amounts accounted to COMPANY during any monthly period examined, Ingenio shall pay all reasonable expenses related to the performance of the audit. All statements rendered by Ingenio to COMPANY shall be deemed conclusive unless objection is made within twelve (12) months from the date of such statement.

4.5    No Guarantee.  Ingenio makes no guarantee regarding the level of mpressions of or calls on any Pay Per Call Listing, the timing of delivery of such impressions and/or calls, or the amount of any revenue to be earned by COMPANY under this Agreement. Any forecast related discussions are for illustrative purposes only and not indicative of a guarantee of performance.

5.    Proprietary Rights and Restrictions.

5.1    General.  Ingenio is the non-exclusive supplier of Pay Per Call Advertising Services and like services provided by third parties to COMPANY, and is the exclusive owner of all right, title and interest in and to the Ingenio Toll-Free Number, all software, databases and other aspects and technologies related to the Pay Per Call Advertising Service, any modifications, improvements and enhancements thereto and any materials provided to COMPANY by Ingenio for purposes of utilizing the Pay Per Call Advertising Service, or otherwise. COMPANY may not use the Pay Per Call Advertising Service except pursuant to the limited rights expressly granted in this Agreement.

5.2    Rights Regarding Trademarks.  Subject to the terms of this Agreement and as necessary to perform the obligations under this Agreement, each Party has the nonexclusive, nontransferable and nonsublicensable right to use and display the other Party's trademarks and service marks relating to Pay Per Call Advertising Services. Such usage must be truthful, fair and not misleading or disparaging. Each Party retains all right, title and interest to its respective marks and no right, title or interest is transferred to the other.

6.    User Data.

Ingenio owns all information collected from Calling Customers and Subscribing Advertisers using the Pay Per Call Advertising Service ("Pay Per Call User Data"). Ingenio will not sell, disclose, transfer or rent any such Pay Per Call User Data, that could reasonably be used in any manner, alone or in conjunction with other information provided by Subscribing Advertisers and Calling Customers or third parties, to identify a specific named individual ("Individual Data") to any third party nor use such Individual Data on behalf of any third party without the express consent of the Subscribing Advertiser or Calling Customer. Notwithstanding the foregoing or anything to the contrary in this Agreement, Ingenio has the right to aggregate data and provide general statistical information about the Pay Per Call Advertising Service and the usage of such service to third parties. Ingenio agrees to abide by the then-current laws regarding publicity and right of privacy.

7.    Term and Termination.

7.1    Initial Term and Renewals.  This Agreement will become effective as of the Effective Date and shall, unless sooner terminated as provided below or as otherwise agreed, remain effective for an initial term of one (1) year from the Pay Per Call Listings Launch Date (the "Initial Term"). After the Initial Term, this Agreement will be renewed for additional one (1) year period (a "Renewal Term"), unless either Party notifies the other Party of its intention not to renew not less than thirty (30) days prior to the end of the Initial Term or any Renewal Term, as the case may be. As used herein, the "Term" means the initial Term and any Renewal Term, collectively.

7.2    Termination for Cause.  At any time during the Term, this Agreement shall terminate (i) thirty (30) days after a Party's notice to the other Party that such other Party is in breach hereunder, unless the other Party cures such breach within said thirty (30) day period or (ii) upon five (5) days prior written notice from Ingenio to COMPANY of Ingenio's reasonable determination that COMPANY is using the Pay Per Call Advertising Service in a manner that will damage or cause injury to the Pay Per Call Advertising Service or reflect unfavorably on the reputation of Ingenio, unless COMPANY cures such breach within said five (5) day period.

7.3    Effect of Termination.  Any termination pursuant to this Section 7 shall be without any liability or obligation of the terminating Party, other than with respect to any breach of this Agreement by the terminating Party prior to such termination. Upon the expiration or termination of this Agreement each Party shall: (i) immediately cease its use of the other Party's Intellectual Property Rights in connection with this Agreement; (ii) immediately pay to the other any sums outstanding that are then due and payable under this Agreement; and (iii) return to the other Party marketing literature and materials of the other Party in its possession or shall destroy such items and certify their destruction to the other Party. Notwithstanding the foregoing or anything to the contrary in this Agreement, upon termination of this Agreement, Ingenio shall retain all rights to the Pay Per Call User Data and the Pay Per Call Listings, including but not limited to, the right to use on the Ingenio website and the right to include in the Ingenio Advertising Network. The provisions of Sections 6 (User Data), 7 (Termination), 8 (Indemnification), 9 (Warranties Excuded), 10 (Limitation and Exclusion of Liability), 11 (Confidentiality) and 13 (Miscellaneous) shall survive any termination or expiration of this Agreement.

8.    Indemnification.

Each of COMPANY and Ingenio agree to indemnify and hold harmless the other Party and their respective employees, directors, representatives, agents, and affiliates, against any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by the indemnified Party in connection with or arising from any third party claims, suits, actions, or other proceedings brought against the other Party based on or arising from any claim that the website, content, ads or displays of the indemnifying Party misappropriate or infringe upon the intellectual Property Rights of a third party, provided that the indemnifying Party receives prompt notice and an opportunity to assume sole control of the defense and settlement of such claim (provided that the indemnifying Party shall not obligate the indemnified Party in any way without the indemnified Party's written consent).

9.    Warranties Excluded

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ITEMS OR SERVICES PROVIDED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE AND ANY IMPLIED WARRANTY OF NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY

ACKNOWLEDGES THAT THE WEB SITES, SERVERS AND OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED IN CONNECTION WITH HOSTING SUCH WEB SITES OR PERFORMANCE OF ANY SERVICES HEREUNDER ARE PROVIDED "AS 1S" AND THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY THA'I' THE SERVICES IT PROVIDES HEREUNDER WILL BE FREE FROM BUGS, FAULTS, DEFECTS OR ERRORS OR THAT ACCESS TO ANY OF THE SERVICES WILL BE UNINTERRUPTED.

10.   Limitation and Exclusion of Liability.

EXCEPT FOR LIABILITIES ARISING FROM BREACH OF CONFIDENTIALITY OR INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. OTHER THAN THE FEES DESCRIBED IN SECTION 5 HEREIN, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000).

11.   Confidentiality.

The terms of this Agreement and information and data that one Party (the "Receiving Party") has received or will receive from the other Party (the "Disclosing Party") about the Pay Per Call Advertising Service and each party's trade secrets and other matters are proprietary and confidential information ("Confidential Information"), including without limitation any information that is marked as "confidential" or should be reasonably understood to be confidential or proprietary to the Disclosing Party and any reference manuals compiled or provided hereunder. The Receiving Party agrees that for the Term and for two (2) years thereafter, the Receiving Party will not disclose the Confidential Information to any third party, nor use the Confidential Information for any purpose not permitted under this Agreement. The nondisclosure obligations set forth in this Section shall not apply to information that the Receiving Party can document is generally available to the public (other than through breach of this Agreement), was already lawfully in the Receiving Party's possession at the time of receipt of the information from the Disclosing Party, is independently developed by the Receiving Party without use of or reference to the Disclosing Party's Confidential Information, or becomes known by the Receiving Party from a third party and, to the Receiving Party's knowledge, is not subject to an obligation of confidentiality to the Disclosing Party.

12.   Public Announcement.

lngenio has the right to include COMPANY in marketing materials as a member of the

Network Program. Neither Party shall issue a press release regarding the existence of this Agreement without the other party's prior written approval and consent.

13.   Miscellaneous.

13.1    Notice.  All notices, requests, demands, claims and other communications provided for or permitted under this Agreement shall be in writing and shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent. Notices may be given by means other than those described herein, but in such case they shall be deemed given when received.

For Ingenio:	Vice President, Business Development Ingenio, Inc. 100 California Street, Suite 400 San Francisco, CA 94111 Fax: (415) 248-4100
For COMPANY:	CEO, Upsnap, Inc. 134 Jackson Street, PO Box 2399 Davidson NC 28036

13.2    Force Majeure.  Neither Party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications, carrier access, distribution, billing, manufacturing or Internet services, other catastrophes or any other occurrences that are beyond such Party's reasonable control; provided, however, that either Party may terminate this Agreement upon written notice to the other Party in the event of non-performance by the other Party for more than sixty (60) days following the initial delay, failure or interruption caused by any such "force majeure" occurrence.

13.3    Governing Law and Dispute Resolution.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of laws rules. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force. Any claims or disputes will be submitted to executives of each Party prior to initiation of any formal legal process; provided, however, this provision shall not preclude either Party from resorting to judicial proceedings if: (i) good faith efforts to resolve the dispute by such executives are unsuccessful; or (ii) the claim or dispute relates to Intellectual Property Rights; or (iii) interim relief from a court is necessary to prevent serious and irreparable injury to the Party or to third parties.

13.4    Relationship.  Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture, employment or agency relationship between the Parties. Each Party shall be and act as an independent contractor.

13.5    Modifications and Waivers.  This Agreement represents the entire and exclusive agreement between Ingenio and COMPANY relating to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, relating to the subject matter of this Agreement. No failure or delay on the part of either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise or the exercise of any other right, power or remedy. Unless otherwise specified, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the Parties from the terms of this Agreement, shall be effective only if it is made or given in writing and signed by both Parties.

13.6    Assignment.  This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the non-assigning Party; provided, however, that this Agreement may be assigned without the other Party's consent (a) to a person or entity who acquires all, or substantially all, of the Party's assets, stock or business by sale, merger or otherwise and (b) by Ingenio to an affiliate of Ingenio in the event of any corporate reorganization.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

"COMPANY" Upsnap, Inc.	"INGENIO" Ingenio, Inc.
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

DEFINITIONS

"Calling Customer" shall mean an individual who initiates a call from a Subscribing Advertiser's Pay Per Call Listing.

"Intellectual Property Rights" shall mean all rights in and to trade secrets, patents, copyrights, trademarks, service marks, logos, trade dress, know-how, and similar rights of any type under the laws of airy governmental authority, domestic or foreign, now known or hereafter developed.

"Ingenio Toll-Free Number" shall mean a unique toll-free phone number assigned by Ingenio to a Subscribing Advertiser.

“Ingenio Advertising Network" shall mean the web-based reference service that lists the names, descriptive information and contact information of Subscribing Advertisers, which may be promoted by Ingenio and/or third parties.

"Net Revenue" is equal to total revenues collected and received by Ingenio from Subscribing Advertisers for Successful Call Fees less (a) a telecommunications fee of $0.10 per minute or any fraction thereof, and (b) an administration fee of 10% of the cost of Successful Call.

"Pay Per Call Listing" shall mean the name, Ingenio Toll-Free Number and other descriptive information of the Subscribing Advertiser listed in the Ingenio Advertising Network.

"Subscribing Advertiser" shall mean an advertiser who elects to subscribe to the Pay Per Call Advertising Service.

"Successful Call" means a charged call from a Calling Customer through the Ingenio Toll-Free Number that is transmitted by Ingenio, regardless of whether the call is transmitted to a busy signal, is unanswered, or a connection is made to a live person or to voicemail.

"Successful Call Fee" shall mean the fee paid to Ingenio by a Subscribing Advertiser for each Successful Call made by a Calling Customer to a Subscribing Advertiser's Ingenio Toll-Free Number.